UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) October 28, 2002

Commission file Number 0-32795

PRIMEPLAYER INCORPORATED

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(Exact Name of Registrant as Specified in its Charter)

NEVADA 88-0442629

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(State of other jurisdiction of (I.R.S. Employer

incorporation or organization) Identification Number)

3993 Howard Hughes Parkway, Suite 270, Las Vegas, NV 89109

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(Address of principal executive offices) (Zip Code)

Registrant's Phone: (702) 471-7106

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FOXY JEWELRY, INC.

2620 So. Maryland Parkway, #402, Las Vegas, Nevada 89109

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(Former name or former address, if changed, since last report)

Item 1. Changes in Control of Registrant. As was reported on the registrant's Form 10-Q for the quarter ended September 30, 2002, Articles of Merger were filed with the Secretary of State of Nevada on November 8, 2002, by which a statutory merger under applicable provisions of the Nevada Revised Statutes was effected between Foxy Jewelry, Inc. and PrimePlayer Incorporated. By the Articles of Merger, the name of Foxy Jewelry, Inc., the surviving corporation, was changed to PrimePlayer Incorporated. The Articles of Merger also changed the authorized capital of the corporation Sixty Thousand Dollars ($60,000) Dollars, consisting of Sixty Million (60,000,000) Authorized Shares at one mil ($0.001) par value per share divided into two classes of stock, being preferred and common of which 10,000,000 shares shall be authorized as preferred stock which may be issued in various series, and 50,000,000 shares shall be authorized as common stock which shall be non-assessable. The authorized business purposes of the corporation were amended to include the acquisition, development, and commercial operation of an internet website devoted to providing information, equipment and services related to sports medicine, physical training, orthopedic reconstruction and injury rehabilitation. True and correct copies of the Articles of Merger and the Merger Agreement are included as an exhibit hereto.

In connection with the aforesaid merger, Gary S. Marrone, M.D. former controlling stockholder, director and president of PrimePlayer Incorporated was elected to serve as a director of the corporation with the result that the Board of Directors which had previously consisted of one director, Michael Fox, was increased to two members.

At the date of the merger, there were 2,027,000 common shares of Foxy Jewelry issued and outstanding. Under the Merger Agreement, the 10,000,000 outstanding common shares of PrimePlayer Incorporated, all of which were owned by Gary S. Marrone, M.D., became 3,000,000 common shares of the surviving corporation. As a result of the exchange, Gary S. Marrone presently owns, beneficially and of record, 3,000,000 shares of the surviving corporation which constitute 59.67% of the 5,027,000 shares of the surviving corporation which are outstanding.

Item 2. Acquisition or Disposition of Assets. See the registrant's response to Item 1 of this Filing.

Item 6. Resignation of Registrant's Directors. On November 21, 2002, shortly after the Articles of Merger were file, Michael Fox resigned as the sole director and officer of the registrant. As a result, there is only one director of the corporation at the present time, to wit: Gary S. Marrone, M.D. Dr. Marrone also serves as Secretary and President of the corporation.

Mr. Fox's resignation was not tendered because of any disagreement with the registrant on any matter relating to the registrant's operations, policies or practices. His resignation was submitted without any letter or other indication of any such disagreement. His reasons for resigning were (1) that he is a resident of Texas and would be geographically removed from the ongoing conduct of the registrant's business which will be in Las Vegas, NV, and (2) he does not have knowledge or experience in the business intended to be conducted by the registrant by reason of which he did not feel that his continued presence on the Board would materially contribute to the registrant's business operations.

Item 7. Financial Statements and Exhibits. There are no financial statements related to the business acquired in the aforesaid merger filed with this report. The registrant undertakes to file the financial statements related to the acquired business which are required by paragraph (a) of Item 7 of Form 8-K, together with consolidated financial statements meeting the requirements of Item 310 of Regulation S-B or, if appropriate, the pre forma financial information required by Article 11 of regulation S-X, on or before January 20, 2002.

In connection with the financial statement issue, registrant represents that PrimePlayer, Inc., the corporation merged into Foxy Jewelry, Inc. is a start-up corporation with no substantial assets or liabilities, which has conducted no substantial business operations except preliminary work accomplished by Gary S. Marrone, M.D. and others in developing the business concept, Internet web-site presentation, and industry contacts which may permit the operation of a successful internet business, though no assurance can be given that such will be the case.

EXHIBITS

99.1 Articles of Merger

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRIMEPLAYER INCORPORATED

Date: December 13, 2002

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Gary S. Marrone, M.D.

Sole Director and President